EXHIBIT 5.1

August 9, 2004

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Yahoo! Inc. (the “Company”) in connection with the filing of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended, relating to 21,718 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, deliverable pursuant to the Farechase.com, Inc. 2000 Equity Incentive Plan, as amended (the “Plan”).

We have examined such documents and records as we have deemed necessary for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Davis Polk & Wardwell